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                                2,750,000 SHARES
                             CAIRN ENERGY USA, INC.
                          AGREEMENT AMONG UNDERWRITERS



S.G.WARBURG & CO. INC.
HOWARD, WEIL, LABOUISSE, FRIEDRICHS INCORPORATED
PETRIE PARKMAN & CO., INC.
  As Representatives of the Several Underwriters
c/o S.G.WARBURG & CO. INC.
  277 Park Avenue
  New York, New York  10172

Dear Sirs:

        We hereby agree with you as follows with respect to (i) the purchase by you and the other Underwriters (the "Underwriters") named in Schedule I to the Underwriting Agreement annexes to this Agreement as Exhibit A (the "Underwriting Agreement"), including ourselves, severally, of an aggregate of 2,750,000 shares of common stock, par value $.01 per share, ("Common Stock") of Cairn Energy USA, Inc. (the "Company"), 750,000 of such shares to be issued and sold by the Company, and 2,000,000 of such shares to be sold by Phemus Corporation, a Massachusetts corporation (the "Selling Stockholder") (the 750,000 shares of Common Stock being issued and sold to the Underwriters by the Company and the 2,000,000 shares of Common Stock being sold to the Underwriters by the Selling Stockholder are herein collectively referred to as (the "Firm Shares")), (ii) the purchase, if you shall have determined that the Underwriters shall purchase any of the additional 412,500 shares of Common Stock (the "Additional Shares") which the Company will agree to issue and sell to the Underwriters pursuant to Section 2 of the Underwriting Agreement, from the Company of the Additional Shares, (iii) the offering of all such Firm Shares and Additional Shares (collectively, "Shares").

        1. REGISTRATION STATEMENT. We confirm that we have examined the registration statement relating to the Shares as amended to the date of this Agreement and we are familiar with the terms of the securities to be offered and the other terms of the offering which are to be reflected in the proposed amendment to the registration statement (or, if the registration statement has become effective under the Securities Act of 1933, as amended (the "Securities Act"), which are deemed to be included in the registration statement pursuant to Rule 430A under the Securities Act). The registration statement as amended at the time when it becomes effective, including the information, if any, deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Act, is hereinafter referred to as the "Registration Statement;" and the prospectus in the form first used to confirm sales of shares is hereinafter referred to as the "Prospectus."

        We further confirm that:

                a. Insofar as it relates to us, the information in the Registration Statement as amended to this date and in the proposed amendment is correct and complete and is not misleading.

                b. We are aware of and are willing to accept our responsibilities under the Securities Act as an Underwriter to be named in the Registration Statement.

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                c.       We are willing to proceed with the underwriting of the
        Shares in the manner contemplated in the Underwriting Agreement and described in the Prospectus.

                d. You are authorized, in your discretion and on our behalf, with approval of counsel for the Underwriters, to approve any proposed amendment to the Prospectus and to approve of or to object to any further amendments to the Registration Statement, or amendments or supplements to the Prospectus.

        2. UNDERWRITING AGREEMENT. We authorize you to execute ad deliver, on our behalf, the Underwriting Agreement in substantially the form attached hereto as Exhibit A and to make the representations and warranties, on our behalf, as set forth therein. The number of Firm Shares set forth opposite each Underwriter's name in Schedule I to the Underwriting Agreement is referred to in this Agreement as the "original underwriting commitment" of such Underwriter, and the ratio which such original underwriting commitment bears to the total number of Firm Shares is referred to in this Agreement as the "underwriting proportion" of such Underwriter.

        3. AUTHORIZATION UNDER UNDERWRITING AGREEMENT. The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject, among other things, to the condition that the Registration Statement shall have become effective not later than 5:00 p.m. (New York City time) on the date of the Underwriting Agreement. You are hereby authorized, in your discretion, to extend such time to not later than 1:00 p.m. (New York City time) on the date following such date and, with the consent of the Underwriters, including yourselves, who have agreed to purchase in the aggregate at least a majority of the Firm Shares, to agree to one or more subsequent extensions of such date and to take on our behalf any action that may be necessary in your sole discretion to take the following action with respect to the Underwriting Agreement:

                a. To postpone the Closing Date or the Option Closing Date (as such terms are defined in the Underwriting Agreement) or, except as provided above, to extend any other date specified in the Underwriting Agreement.

                b.       To exercise any right of cancellation or termination.

                c. To arrange for the purchase by other persons (including yourselves or any other Underwriters) of any of the Shares not taken up by any defaulting Underwriter or by the other Underwriters.

                d. To give notice on our behalf of your determination that the Underwriters shall purchase Additional Shares from the Company.

        4. METHOD OF OFFERING. We authorize you, as representatives of the several Underwriters, to manage the underwriting and the public offering of the Shares and to take such action in connection therewith and in connection with the purchase, carrying and resale of the Shares, including without limitation the following, as you in your sole discretion deem appropriate or desirable:

                a. To determine the time of the initial public offering of the Shares, the initial public offering price and the Underwriters' gross spread and whether the Underwriters shall purchase any Additional Shares and the amount, if any, of Additional Shares to be so purchased.

                b. To make any changes in the public offering price or other terms of the offering.

                c. To make changes in those who are to be Underwriters and in the respective numbers of the Firm Shares to be purchased by them, provided that our original underwriting commitment shall not be changed without our consent.





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                d.       To determine all matters relating to advertising and
        communications with dealers or others.

                e. To reserve for sale and to sell to institutions or other retail purchasers, for our account, such of our Shares as you may determine; provided, however, that such reservations and sales shall be made for the respective accounts of the several Underwriters as nearly as practicable in their respective underwriting proportions, except for such sales for the account of a particular Underwriter designated by such a purchaser.

                g. To fix the concession to dealers and the reallowance to dealers and, after the initial public offering of the Shares, to make changes in the concession and reallowance.

                h. At any time with respect to unsold Shares retained by us: (A) to reserve any such Shares for sale by you for our account or
        (B) to purchase any such Shares which in your opinion are needed to enable you to make deliveries for the accounts of the several Underwriters pursuant to this Agreement. Such purchase may be made at the public offering price or, at your option, at such price less all or any part of the concession to dealers.

                i. To charge the account of any Underwriter with an amount equal to the concession allowed to dealers in respect of Shares purchased under the Underwriting Agreement by such Underwriter and not sold by us for its account (and Shares which we believe have been substituted therefor) which may be delivered against a purchase contract made by us for the account of any Underwriter before the termination of all of the provisions referred to in Section 5 hereof or the covering by S.G.Warburg & Co. Inc. of any short position created by S.G.Warburg & Co. Inc. for the accounts of the Underwriters pursuant to
        Section 5 hereof, or in lieu of such charge, require such Underwriter to repurchase on demand at the total cost thereof (including commissions), plus transfer taxes, any such Shares so delivered.

        We understand that you will advise us when the Shares are released for public offering and of the number of Shares sold or reserved for sale for our account. We shall retain for direct sale any Shares purchased by us and not so sold or reserved. Direct sales will be made in accordance with the terms of offering set forth in the Prospectus. With your consent, we may obtain release from you for direct sale of any Shares held by you for sale pursuant to subparagraphs (e) and (f) above but not sold and paid for. To the extent Shares so released had been reserved for sale to dealers, the number of Shares reserved for our account for sale to dealers shall be correspondingly reduced. We will advise you from time to time, at your request, of the number of Shares retained by us which remain unsold and of the number of Shares remaining unsold which were delivered to us pursuant to the last paragraph of this Section 4.

        We agree that without your consent and the prior specific written approval of our customer we will not sell to any account over which we exercise discretionary authority any of the Shares which we have agreed to purchase under the Underwriting Agreement.





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        If, before the termination of this Agreement, you shall purchase or contract to purchase any of the Shares sold directly by us, in your discretion you may (i) sell for our account the Share so purchased and debit or credit our account for the loss or profit resulting from such sale, (ii) charge our account with an amount equal to the concession to dealers with respect thereto and credit such amount against the cost thereof or (iii) require us to purchase such Shares at a price equal to the total cost of such purchase including commissions and transfer taxes on redelivery. Certificates for the Shares delivered on such repurchase need not be identical to the certificates for the Shares so purchased by you.

        5. TRADING AUTHORIZATIONS. We authorize you, during the term of this Agreement in your discretion:

                a. To make purchases and sales of shares of Common Stock in the open market or otherwise (in addition to purchase and sales made under the authority of Section 4), either for long or short account, on such terms and at such prices as you may determine.

                b. To arrange for sales of the Shares pursuant to Section 4 above, the over-allotment, and to make purchases for the purpose of covering any over-allotment so made.

        All such purchases and sale and over-allotments shall be made for the respective accounts of the several Underwriters as nearly as practicable in their respective underwriting proportions; provided, however, that at no time shall our net commitment resulting from such purchases and sales, either for long or short account, or pursuant to such over-allotments, exceed 15% of our original underwriting commitment and provided that in determining our net commitment for account here shall be subtracted the maximum number of Additional Shares which we are entitled to purchase. We agree to take up at cost on demand any shares of Common Stock so purchased for our account and to deliver on demand any shares so sold or so over-allotted for our account. Without limiting the generality of the foregoing, you may buy or take over for the respective accounts of the several Underwriters, in the proportion and within the limits set forth, at the price at which reserved, any of the Shares reserved for sale by you but not sold and paid for, for such purposes as you may determine, including, but not limited to, the covering of over-allotments and short sales.

        You will notify us promptly if you engage in any stabilization transaction requiring reports to e filed pursuant to Rule 17a-2 under the Securities Exchange Act of 1934, as amended, and notify us of the date of termination of stabilization. S.G.Warburg & Co. Inc. shall prepare and maintain such records as are required to be maintained by it as manager pursuant to such Rule 17a-2.

        The provisions of this Section 5 shall terminate at the close of business on the 30th full business day after the Shares are released by you for sale of the public, unless any of such provisions are terminated as such earlier time as we may determine by telegraphic notice to that effect sent to each Underwriter.

        6. LIMITATION ON TRANSACTIONS BY UNDERWRITERS. Except as permitted by you, we will not during the term of this Agreement bid for, purchase, sell or attempt to induce others to purchase or sell, directly or indirectly, any Common Stock other than (i) as provided in the Underwriting Agreement and in this Agreement, (ii) purchases from or sales to dealers of the Shares at the public offering price less all or any part of the reallowance to dealers or (iii) purchases or sales by us of any Common Stock as broker on unsolicited orders for the account of others.

        We represent that we have not participated in any transaction prohibited by the preceding paragraph and that we have at all times complied with the provisions of Rule 10b-6 of the Securities Exchange Commission applicable to this offering.

        We may, with your prior consent, make purchases of the Shares from and sales to other Underwriters at the public offering price, less all or any part of the concession to dealers.





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        7.      DELIVERY AND PAYMENT.  At 9:00 a.m. (New York City time) on the
Closing Date, we will deliver to you at the office of S.G.Warburg & Co. Inc., 277 Park Avenue, New York, New York 10772, a certified or official bank check, payable in New York Clearing House funds, to the order of S.G.Warburg & Co.
Inc. or otherwise as you may direct, for either (i) an amount equal to the public offering price less the selling concession in respect of the Firm Shares to be purchased by us or (ii) an amount equal to the public offering price less the selling concession in respect of such of the Firm Shares to be purchased by us as shall have been retained by or released to us for direct sale, as you shall direct. At 9:00 a.m. (New York City time) on the Option Closing Date (as defined in Section 4 of the Underwriting Agreement), if any, we will make similar payments as you may direct for any Additional Shares to be purchased by us. You shall use such funds to make payment on our behalf to the Company of the purchase price for our Firm Shares or Additional Shares, as the case may be. Any balance shall be held by you for our account. If you have not received our funds as requested, you may in your discretion make any such payment on our behalf and we will promptly deliver funds to you in the amount so requested. Any such payment by you will not relieve us from any of our obligations under this Agreement or under the Underwriting Agreement. Unless we promptly give you written instructions otherwise, if transactions in the Shares may be settled through the facilities of the Depository Trust Company, payment for and delivery of shares purchase by us will be made through such facilities, if we are a member, or, if we are not a member, settlement may be made thorough our ordinary correspondent who is a member.

        We authorize you, in carrying out the provisions of this Agreement, in your discretion, to arrange loans for our account, to advance your funds to our account, charging current interest rates, and to hold or pledge as security therefor all or any party of the Shares which you may be holding for our account. Any lender is hereby authorized to accept your instructions with respect to such loans, and we authorize you to execute and deliver notes or other instruments in connection therewith.

        You shall promptly remit to us or credit to our account (i) the proceeds of any loan taken down on our behalf and (ii) upon payment to you for any Shares sold for our account, an amount equal either to the purchase price paid by us or the price received by you therefor, as you may determine.

        We authorize you to take delivery of certificates for our Shares, registered as you may direct in order to facilitate deliveries, and to deliver any Shares reserved for us against sale. You will deliver to us certificates for our unreserved Shares and certificates for our reserved but unsold Shares as soon as practicable after the termination of the provisions referred to in
Section 10.

        Certificates for all other Shares which you then hold for our account shall be delivered to us upon termination of this Agreement, or prior thereto in your discretion, and certificates for any such Shares may at any time be delivered to us for carrying purposes only, subject to redelivery upon demand. If, upon termination of this Agreement, an aggregate of not more than 10% of the Shares remains unsold, you may, in your discretion, sell such Shares at such prices as you may determine.

        8. BLUE SKY QUALIFICATION. Upon request, you will inform us as to the jurisdictions in which you have been advised by counsel that the Shares have been registered or qualified for sale under the respective securities or Blue Sky laws, but you do not assume any responsibility or obligations as to our right to sell the Shares in any jurisdiction.

        If required, you will file or cause to be filed a Further State Notice with the Department of State of New York.

        9. INDEMNIFICATION AND CERTAIN CLAIMS. Each Underwriter, including yourselves, agrees to indemnify and hold harmless each of the other Underwriters, and each person, if any, who controls any other Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to reimburse their expenses, all to the extent, if any, and upon the terms that we agree to indemnify and hold harmless the Company, its director, its officers who signed the





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Registration Statement and any person controlling the Company and to reimburse their expenses, as set forth in the Underwriting Agreement.

        We agree that in respect of any matters connected with, or action taken by you pursuant to, this Agreement you shall act only as agents of the Underwriters and you shall be under no lability to us in any such respect or in respect of the form of, or the statements contained in, or the validity of, any preliminary prospectus or the Registration Statement or the Prospectus, or any amendment or supplement to any of them, or for any report or other filing made by you for us on our behalf under this Agreement, except for want of good faith and for obligations expressly assumed by you herein and no obligations on your part will be implied or inferred from confirmation or acceptance of this Agreement.

        We will pay our proportionate share (based on our underwriting proportion) of (i) all expenses incurred by you in investigating or defending against any claim or proceeding which is asserted or instituted by any party (including any governmental or regulatory body) other than an Underwriter based upon the claim that the Underwriters constitute an association, unincorporated business or other separate entity, or relating to the Registration Statement or the Prospectus (or any amendment or supplement thereto) or any preliminary prospectus and (ii) any liability incurred by you in respect of any such claim or proceeding, whether such liability shall be the result of any settlement agreed to by you, other than any such liability as to which you actually receive indemnity pursuant to the first paragraph of this Section 9 or pursuant to Section 9 of the Underwriting Agreement.

        10. TERMINATION AND SETTLEMENT. This Agreement shall terminate (i) on the 30th business day after the initial public offering of the Shares, (ii) on such earlier date as you may determine or (iii) on the termination of the Underwriting Agreement if the Underwriting Agreement shall be terminated as permitted by its terms provided, however, that S.G.Warburg & Co. Inc. may in its discretion extend this Agreement for a further period or periods not exceeding an aggregate of 30 days. You may at your discretion, on notice to us before the termination of this Agreement, terminate or suspend the effectiveness of Sections 4, 5 and 6 hereof or any part of them or alter any of the terms or conditions of offering determined pursuant to Section 4 hereof. No termination or suspension pursuant to this Section shall affect your authority under Section 5 hereof to cover any short position under this Agreement.

        Upon termination of this Agreement, all authorizations, rights and obligations hereunder shall cease, except (i) the mutual obligations to settle accounts hereunder, (ii) our obligation to pay any transfer taxes which may be assessed and paid on account of any sales hereunder for our account, (iii) our obligations with respect to purchases which may be made by you from time to time thereafter to cover any short position incurred under this Agreement and
(iv) the obligations of any defaulting Underwriter, all of which shall continue until fully discharged. If any other Underwriter defaults in its obligations under this Agreement we will assume our proportionate share (determined on the basis of the respective underwriting proportions of the non-defaulting Underwriters) of such obligations without relieving the defaulting Underwriter from liability.

        The accounts arising pursuant to this Agreement shall be settled and paid as soon as practicable after termination except that you may reserve such amount as you deem advisable to cover any additional contingent expenses.

        You are authorized at any time:

                a. To make partial or total distributions of credit balances for the payment of debit balances.

                b. To determine the amounts to be paid to or by us, which determination will be final and conclusive.

                c. As compensation for your services in connection with this Agreement, to charge our account and pay to your selves, when final accounting is made, an amount per Share to be determined by





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
        you (not to exceed 20% of the Underwriters' gross spread per Share) for each Share which we have agreed or shall become committed to purchase from the Company.

                d. To charge our account with (i) all transfer taxes on sales made for our account and (ii) our underwriting proportion of all expenses (other than transfer taxes) incurred by you, as representatives of the several Underwriters, in connection with the transactions contemplated by this Agreement.

                e. To hold any of our funds at any time in your hands with your general funds without accountability for interest.

        11. MISCELLANEOUS. Nothing in this Agreement shall constitute us partners with you or with the other Underwriters and the obligations of ourselves and of each of the other Underwriters are several and not joint. Each Underwriter elects to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986. Default by any Underwriter with respect to the Underwriting Agreement shall not release us from any of our obligations thereunder or hereunder.

        Your authority under this Agreement and the Underwriting Agreement may be exercised by you jointly or by S.G.Warburg & Co. Inc. on your behalf.

        Any notice from you to us shall be deemed to have been given if mailed, telegraphed, transmitted by facsimile or hand delivered, or telephoned and subsequently confirmed in writing, to our address in the Underwriters' Questionnaire which we have furnished to you for transmittal to the Company.

        We confirm that we are a member in good standing of the NASD or that we are a foreign bank or dealer, not eligible for membership in the NASD. In making sales of the Shares, if we are such a member, we agree to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Section 24 of
Article III of the NASD's Rules of Fair Practice or, if we are such a foreign bank or dealer, we agree to comply with such Interpretation and Section 8, 24 and 36 of such Article as though we were such a member and Section 25 of such Article as it applies to non-member broker or dealer in a foreign country. We also confirm that our commitment to purchase Shares pursuant to the underwriting Agreement will not result in a violation of Rule 15c3-1 under the Exchange Act or of any restriction imposed upon us by any such exchange or any governmental authority.

        We agree that we will comply with such prospectus delivery requirements of rule 15c2-8 under the Exchange Act as are applicable to us.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        This Agreement is being executed by us and delivered to you in duplicate. Please indicate your receipt of identical agreements from each of the other Underwriters by confirming this Agreement, whereupon it shall constitute a binding agreement between us.


                                        Very truly yours,

                                        -----------------------------------
                                        Name of Underwriter



                                        By:
                                           --------------------------------
                                           Authorized Signatory or
                                           Attorney-in-Fact





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Confirmed as of the date first above mentioned.

S.G.WARBURG & CO. INC.
HOWARD, WEIL, LABOUISSE, FRIEDRICHS INCORPORATED
PETRIE PARKMAN & CO., INC.

By:  S.G.WARBURG & CO. INC.



By:
   ----------------------------------------
   Authorized Signatory or Attorney-in-Fact





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